Exhibit 1.01

LOAN AND SECURITY AGREEMENT

Dated as of November 12, 2013

ADVANCED MICRO DEVICES, INC., and

AMD INTERNATIONAL SALES & SERVICE, LTD.,

as Borrowers

BANK OF AMERICA, N.A.,

as Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arranger and Joint Bookrunner,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arranger, Joint Bookrunner, and Syndication Agent,

and

BARCLAYS BANK PLC, CAPITAL ONE BUSINESS CREDIT CORP.,

and JPMORGAN CHASE BANK, N.A.,

as co-Documentation Agents

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance
Exhibit B	Assignment Notice
Exhibit C-1	Subsidiary Inventory Agreement (Supplier Agreement)
Exhibit C-2	Subsidiary Inventory Agreement (Consignment Agreement)

Schedule 1.1A	Commitments of Lenders
Schedule 1.1B	OEMs and Distributors
Schedule 1.1C	Existing Letters of Credit
Schedule 1.1D	Investment Policies
Schedule 1.1E	Specified Sale/Leaseback LCs
Schedule 8.5	Subject Accounts and Dominion Accounts
Schedule 9.1.14	Environmental Matters
Schedule 9.1.16	Litigation
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.14	Restrictive Agreements

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of November 12, 2013, among ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Parent”), AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation (“AMDISS”; together with Parent, individually, a “Borrower” and, collectively, the “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

Account: (a) all rights to payment with respect to Inventory, whether such rights arise out of the sale, lease, license, assignment, or other disposition of such Inventory, or the rendition of services with respect thereto, and whether such rights to payment constitute “Accounts” (as defined in the UCC), payment intangibles, Letter-of-Credit Rights, or any other classification of property, or are evidenced in whole or in part by Instruments, Chattel Paper or Documents, and (b) all payment intangibles or other rights to payment of a monetary obligation which are owed to a Borrower by a credit card processor or credit card issuer and which arise out of the use of a credit, debit, or charge card or information contained on or for use with any such card, in each case, for payment for Inventory, or the rendition of services with respect thereto.

Account Debtor: a Person obligated under an Account or Chattel Paper.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Adjusted EBITDA: determined on a consolidated basis for Parent and Subsidiaries, net income, calculated before the following, to the extent included in determining net income: (a) interest expense, (b) provision for income taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) gains arising from the write-up of assets, (f) any extraordinary gains (provided, that, an extraordinary gain shall not be excluded from Adjusted EBITDA if such extraordinary gain is directly related to an extraordinary loss that was recognized in the calculation of net income during the most recently completed four Fiscal Quarters, but only to the extent of such extraordinary loss), and (g) non-cash charges reducing net income (excluding accrued expenses and any losses from the write-down of accounts or inventory), provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA to such extent.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents, attorneys, advisors and other representatives.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement Currency: as defined in Section 1.5.

Allocable Amount: as defined in Section 5.11.3.

Anti-Corruption Law: any law, rule, and regulation of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Prior to and not including the Financial Covenant Change Date:

Level	Fixed Charge Coverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans

I	≥ 1.50:1:00	1.00%	2.00%
II	≥ 1.25:1:00 < 1.50:1:00	1.25%	2.25%
III	≥ 1.00:1:00 < 1.25:100	1.50%	2.50%
IV	< 1.00:1.00	1.75%	2.75%

On and after the Financial Covenant Change Date:

Level	Fixed Charge Coverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans

I	≥ 1.50:1:00	1.00%	2.00%
II	≥ 1.25:1:00 < 1.50:1:00	1.25%	2.25%
III	< 1.25:100	1.50%	2.50%

Until the financial statements and corresponding Compliance Certificate are delivered for the Fiscal Quarter ending on or about March 29, 2014, in accordance with Section 10.1.2, margins shall be determined as if Level III were applicable. Thereafter, margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the most recently ended Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt thereof. If any financial statements and Compliance Certificate with respect to a Fiscal Quarter have not been received by the time due, then, at the option of Agent or Required Lenders, margins shall be determined as if Level IV (if prior to the Financial Covenant Change Date) or Level III (if on or after the Financial Covenant Change Date) were applicable, from such day until the first day of the calendar month following actual receipt thereof.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease (as lessor), exclusive license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Bank Product Reserve; (b) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (c) the Dilution Reserve; (d) Material Debt Payment Reserves; and (e) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents, attorneys, advisors and other representatives.

Bank Product: any of the following products, services or facilities extended to any Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services; provided, however, that Letters of Credit and other letters of credit (including, without limitation, Specified Sale/Leaseback LCs) shall not constitute Bank Products for any purposes under the Loan Documents.

Bank Product Debt: Debt and other obligations of a Borrower or Subsidiary relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) LIBOR for a 1 month interest period as of such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person; provided that, until January 1, 2014, the GlobalFoundries Note shall not be considered Borrowed Money.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Certificates, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate Revolver Commitments; and (b) the sum of the Accounts Formula Amount minus the Availability Reserve.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Dominion Period: each period (a) beginning upon the occurrence of either of the following: (i) the commencement of a Domestic Cash Trigger Period or (ii) Availability is less than 12.5% of the Revolver Commitment, and (b) subject to the first proviso below, continuing until the first date that (each such date, a “Cash Dominion Release Date”) (i) no Domestic Cash Trigger Period exists and (ii) Availability has been greater than 12.5% of the Revolver Commitment at all times during the 60 consecutive days preceding such date; provided that if a Cash Dominion Release Date has occurred twice in any 12 consecutive month period, then no Cash Dominion Release Date shall be permitted to occur until at least the first date that would not result in the Cash Dominion Release Date occurring more than twice in any 12 consecutive month period; provided further that, solely with respect to the determination of whether a Cash Dominion Period has commenced as a result of an event described in clause (a)(ii) of the definition of Domestic Cash Trigger Period, a Cash Dominion Period that would commence solely as a result of such event shall not commence until 11:00 a.m. on the next Business Day immediately following the occurrence of such event (such additional time, a “Cure Period”) and shall only commence at such time if the Borrowers have not caused the amount of Domestic Cash to be at least $500,000,000 by such time, provided that no Cure Period shall be available if, at any time of determination, the amount of Domestic Cash has been less than $500,000,000 as of 1:00 a.m. on each of the three consecutive Business Days immediately preceding such time of determination.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) other investments made in conformity with the Parent’s investment policies described on Schedule 1.1D as of the Closing Date, with such changes thereto as Agent may permit from time to time in its discretion.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) the direct or indirect acquisition by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of: (i) beneficial ownership of issued and outstanding shares of voting stock of the Parent, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding voting stock of the Parent, or (ii) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the Parent; or (b) failure of Parent to own and control directly or indirectly 100% of the issued and outstanding voting stock of AMDISS and economic interests with respect thereto free and clear of all Liens.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; and (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower Agent (i) certifies compliance with Section 10.3 during a Domestic Cash Trigger Period, (ii) calculates the applicable Level for the Applicable Margin, (iii) provides a report of the amount of Borrowers’ Domestic Cash as of the date of such Compliance Certificate together with a list reflecting which Deposit Accounts and Securities Accounts hold the Domestic Cash and where such accounts are maintained, and (iv) provides a listing of Material Debt, if it has changed since the last Compliance Certificate, and (v) provides a list of all Material Debt that has a Material Debt Maturity Date or a scheduled amortization payment within 150 days after the date of such certificate.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control Agreements: the control agreements reasonably satisfactory to Agent to be executed by an Obligor, Agent, and each institution maintaining a Subject Account for an Obligor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Credit Facilities: one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, notes, receivables or inventory financing (including, subject to Section 10.2.6, through sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case as any such facility may be revised, restructured or refinanced from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under Section 10.2.2), or to add Borrowers’ Subsidiaries as borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors and whether such revision, restructuring or refinancing is under one or more Debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters of credit, together with related documents thereto (including any guaranty agreements and security documents).

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements; and provided further, that a Lender shall not be deemed to be a Defaulting Lender under clauses (a), (b) or (c) if it has notified Agent and Borrowers in writing that it will not make a funding because a condition to funding (specifically identified in the notice) is not or cannot be satisfied.

Designated Jurisdiction: any country or territory that is the subject of any Sanction.

Dilution Percent (Distributors): the greater of (a) the percent, determined for Borrowers’ most recently completed three Fiscal Months, equal to (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts owing by Distributors during such period, divided by (ii) gross sales to Distributors during such period, and (b) the percent, determined for the Borrowers’ most recently completed twelve Fiscal Months, equal to (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts owing by Distributors during such period, divided by (ii) gross sales to Distributors during such period.

Dilution Percent (OEM): the greater of (a) the percent, determined for Borrowers’ most recently completed three Fiscal Months, equal to (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts owing by OEMs during such period, divided by (ii) gross sales to OEMs during such period, and (b) the percent, determined for the Borrowers’ most recently completed twelve Fiscal Months, equal to (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts owing by OEMs during such period, divided by (ii) gross sales to OEMs during such period.

Dilution Reserve: the sum of the Dilution Reserve (OEM) plus the Dilution Reserve (Distributors).

Dilution Reserve (Distributors): as of any date of determination, a reserve equal to the product of (a) 1.0% for each whole percentage point (or portion thereof) by which the Dilution Percent (Distributors) exceeds five percent (5.0%) times (b) the Borrowers’ outstanding Eligible Accounts owed by Distributors.

Dilution Reserve (OEM): as of any date of determination, a reserve equal to the product of (a) 1.0% for each whole percentage point (or portion thereof) by which the Dilution Percent (OEM) exceeds five percent (5.0%) times (b) the Borrowers’ outstanding Eligible Accounts owed by OEMs.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Distributor: any Account Debtor described or coded as a “Distributor” (i.e., with an “O2” designation) on Schedule 1.1B, which Schedule 1.1B may be updated from time to time by the Borrower Agent by delivering such updated schedule to Agent.

Dollars: lawful money of the United States.

Domestic Cash: as of any date of determination, the available balance amount (and not the ledger balance amount) on such date of all Dollar-denominated unrestricted cash and Cash Equivalents of the Borrowers that are, on such date, in Deposit Accounts or Securities Accounts (other than, in each case, any Specified Escrow Account) located in the United States and with respect to which a Borrower is the sole account holder, so long as (a) such cash, Cash Equivalents, Deposit Accounts, and Securities Accounts are not subject to any Lien other than the Agent’s Lien (to the extent required in the Loan Documents), or as otherwise permitted under Section 10.2.2(ix), (b) with respect to any particular Deposit Account or Securities Account, the Borrowers have free and unfettered access and withdrawal rights with respect to such Deposit Account and Securities Account, and (c) with respect to any particular Deposit Account or Securities Account, Agent has the ability on any given day, during normal business hours with respect to the bank or other financial institution that maintains such Deposit Account or Securities Account, to view the balances in such Deposit Account or Securities Account or such other arrangements acceptable to Agent have been made for Agent to obtain such information.

Domestic Cash Trigger Period: each period (a) beginning upon the occurrence of either of the following: (i) an Event of Default or (ii) the amount of Domestic Cash is less than $500,000,000 as of 1:00 a.m. on any Business Day, and (b) continuing until the first date that (i) no Event of Default has existed at any time during the 45 consecutive days preceding such date and (ii) the amount of Domestic Cash is equal to or greater than $500,000,000 at all times during the 45 consecutive days preceding such date.

Dominion Account: a special account established by Borrowers at Bank of America to which the funds in the Subject Accounts are transferred and concentrated on a regular basis and, during a Cash Dominion period, over which Agent has exclusive control for withdrawal purposes.

Eligible Account: an Account owing to a Borrower by an OEM or Distributor that arises in the Ordinary Course of Business from the sale of Inventory, is payable in Dollars, and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:

(a) it is unpaid for more than 60 days after the original due date, or more than 90 days (or 100 days in the case of Accounts owing by Hewlett-Packard or its Subsidiaries) after the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts;

(c) (i) with respect to Accounts owed by Hewlett-Packard or its Subsidiaries, such Account when aggregated with other Accounts owing by Hewlett-Packard or its Affiliates exceeds 30% of the Total Accounts (or such higher percentage as Agent may establish for Hewlett-Packard and its Subsidiaries from time to time), (ii) with respect to Accounts owed by Lenovo Group Limited or its Subsidiaries, such Account when aggregated with other Accounts owing by Lenovo Group Limited or its Affiliates exceeds 30% of the Total Accounts (or such higher percentage as Agent may establish for Lenovo Group Limited and its Subsidiaries from time to time), (iii) with respect to Accounts owed by Sony Corporation or its Subsidiaries, such Account when aggregated with other Accounts owing by Sony Corporation or its Affiliates exceeds 20% of the Total Accounts (or such higher percentage as Agent may establish for Sony Corporation and its Subsidiaries from time to time), (iv) with respect to Accounts owed by Microsoft Corporation or its Subsidiaries, such Account when aggregated with other Accounts owing by Microsoft Corporation or its Affiliates exceeds 25% of the Total Accounts (or such higher percentage as Agent may establish for Microsoft Corporation and its Subsidiaries from time to time), (v) with respect to Accounts owed by any other Account Debtor or its Subsidiaries that, as of the date of the most recent Borrowing Base Certificate delivered to the Agent, has an Investment Grade Rating, such Account when aggregated with other Accounts owing by such Account Debtor or its Affiliates exceeds 20% of the Total Accounts (or such higher percentage as Agent may establish for such Account Debtor and its Subsidiaries from time to time), and (vi) with respect to Accounts owed by any other Account Debtor, such Account when aggregated with other Accounts owing by such Account Debtor or its Affiliates exceeds 15% of the Total Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); provided that Agent may, in its Permitted Discretion, reduce the concentration percentages described above based on the Agent’s determination of the applicable Accounts Debtor’s creditworthiness;

(d) it does not conform with a covenant or representation herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance or otherwise constitutes a contra-account (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to Sanctions or any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor with respect thereto is organized or has its principal offices or assets outside of the Specified Jurisdictions, unless (i) such Account Debtor has an Investment Grade Rating at any relevant time of determination or (ii) Agent has, in its sole discretion, expressly approved in writing such Account Debtor; provided that the aggregate amount of Accounts owing by Account Debtors organized or having their principal offices or assets outside of the Specified Jurisdictions included as Eligible Accounts in this definition shall not exceed 10% of the Borrowing Base (determined without giving effect to this clause (g));

(h) with respect to any Account Debtor organized or having its principal offices or assets in Japan or Taiwan, such Account Debtor does not satisfy Agent’s minimum credit criteria;

(i) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act;

(j) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than junior Liens that are subject to an Intercreditor Agreement);

(k) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(l) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(m) its payment has been extended or the Account Debtor has made a partial payment;

(n) it arises from a sale or provision of services to an Affiliate of such Borrower, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(o) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(o) it is owing from a credit card processor or credit card issuer or which arises out of the use of a credit, debit or charge card, or information contained on or for use with any such card;

(p) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or

(q) it arises out of the sale of Inventory that was at any time prior to such sale owned, in whole or in part, by a Subsidiary (other than AMDISS), unless such Subsidiary is party to a Subsidiary Inventory Agreement.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) a financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent (not to be unreasonably withheld or delayed) that extends revolving credit facilities of this type in its ordinary course of business (it being understood and agreed that during an Event of Default, no consent of the Borrower Agent shall be required); and (c) during an Event of Default, any Person acceptable to Agent in its discretion (not to be unreasonably withheld or delayed).

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest; provided, that, for the avoidance of doubt, the parties hereto agree that “Equity Interests” does not include any notes or other instruments issued pursuant to the Indentures or any other convertible Debt permitted to be incurred under this Agreement.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax (or political subdivision thereof), or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

Existing Letters of Credit: the letters of credit issued by Bank of America prior to the Closing Date, as described on Schedule 1.1C.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: that certain fee letter agreement dated as of November 12, 2013, among Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Borrowers.

Financial Covenant Change Date: the date on which the financial statements were, or were required to be, delivered pursuant to Section 10.1.2(b) for the Fiscal Quarter ending March 29, 2014.

Fiscal Month: the Borrowers’ fiscal month as determined from time to time.

Fiscal Quarter: each period of three Fiscal Months, commencing on the first day of a Fiscal Year and ending successively on the last Saturday of such three-month period.

Fiscal Year: the fiscal year of Parent for accounting and tax purposes. The current Fiscal Year ends on December 28, 2013.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and Subsidiaries for the most recent four Fiscal Quarters, of (a) Adjusted EBITDA to (b) Fixed Charges.

Fixed Charges: the sum of interest expense (other than payment-in-kind), scheduled principal payments made on Borrowed Money, cash taxes paid, Distributions made, and Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees, expenses, and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Borrowers against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

GlobalFoundries Note: that certain Promissory Note dated December 6, 2012, in favor of GlobalFoundries, Inc., due December 31, 2013, in the original outstanding principal amount of $200,000,000.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.11.3.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Indentures: collectively, (a) the Indenture dated as of April 27, 2007, between Parent and Wells Fargo Bank, National Association, as Trustee, relating to the $2,200,000,000 of 6.0% Convertible Senior Notes due 2015, (b) the Indenture dated as of November 30, 2009, between Parent and Wells Fargo Bank, National Association, as Trustee, relating to the $500,000,000 of 8.125% Senior Notes due 2017, (c) the Indenture dated as of August 4, 2010, between Parent and Wells Fargo Bank, National Association, as Trustee, relating to the $500,000,000 of 7.75% Senior Notes due 2020, (d) the Indenture dated as of August 15, 2012, between Parent and Wells Fargo Bank, National Association, as Trustee, relating to the $500,000,000 of 7.50% Senior Notes due 2022, and (e) any indenture or other agreement evidencing a refinancing of the foregoing.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: an intercreditor agreement among Agent, the Borrowers and the holders of Debt (or their representatives) that is secured by any Collateral, which agreement shall be on terms and in form and substance satisfactory to Agent and the Required Lenders in their discretion.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to, guaranty of the obligations of, or other investment in, a Person.

Investment Grade Rating: a rating of Baa3 or higher from Moody’s or a rating of BBB- or higher from S&P. References herein to a Person having an Investment Grade Rating includes when the Person’s direct or indirect wholly-owning parent company holds (or its long-term senior unsecured debt holds) an Investment Grade Rating.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or any Affiliate of Bank of America, or any replacement issuer appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents, attorneys, advisors and other representatives.

Judgment Currency: as defined in Section 1.5.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the expiration date of such Letter of Credit (other than foreign guarantees) is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the expiration date of a Letter of Credit that is a foreign guaranty shall be acceptable to Issuing Bank; (e) the Letter of Credit and payments thereunder are denominated in Dollars; and (f) the purpose and form of the proposed Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, attorneys, advisors and other representatives.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued hereunder by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $75,000,000.

LIBOR: the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any such comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral; and (c) for any Collateral held by a bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral.

Loan: a Revolver Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Mandatory Cost: any amount incurred periodically by a Lender constituting fees, costs or charges imposed by any Governmental Authority on lenders generally in the jurisdiction where such Lender is domiciled, is subject to regulation or has its office through which it performs its obligations hereunder.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, liabilities, Properties, or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of Parent and its Subsidiaries taken as a whole to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which a Borrower is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Material Debt.

Material Debt: any Debt of any Borrower or any commitment to provide Debt to any Borrower with an outstanding principal amount or aggregate commitment amount of $50,000,000 or more at any applicable time of determination, provided that, until January 1, 2014, Debt evidenced by the GlobalFoundries Note shall not be considered Material Debt.

Material Debt Maturity Date: with respect to any Material Debt, the date on which such Material Debt is scheduled to become due and payable in full.

Material Debt Payment Reserve: at any time, a reserve in an amount equal to the amount of any outstanding scheduled payment (excluding payments due at final maturity) of Material Debt that is due within 120 days after such time, unless prior to such time the Borrowers have deposited or caused to be deposited into a Specified Escrow Account cash in an amount not less than the amount necessary to pay or repurchase in full all principal, interest, fees, and other obligations that will be due and payable on such scheduled payment date, on terms and condition satisfactory to the Agent, which terms and conditions shall include, among other things, that the funds on deposit in the Specified Escrow Account must be maintained at all times in the Specified Escrow Account until either (a) on or prior to such scheduled payment date the Agent is directed by the Borrowers to release such funds for the purposes of paying or repurchasing (and then promptly cancelling) all or any portion of the principal, interest, fees, and other obligations due and payable on such scheduled payment date and, in such case, only the amount of such Material Debt so repaid or purchased shall be released from the Specified Escrow Account, (b) on or prior to such scheduled payment date the Borrowers shall have otherwise paid or repurchased (and then promptly cancelled) all or any portion of the principal, interest, fees, and other obligations due and payable on such scheduled payment date and, in such case, only the amount of such Material Debt so repaid or purchased shall be released from the Specified Escrow Account, or (c) on such scheduled payment date, the Agent elects to release such funds for the purposes of paying all remaining principal, interest, fees, and other obligations due and payable on such scheduled payment date and, in the case of (a) and (c), the Agent shall pay the holders of such Material Debt or their representatives directly.

Material Debt Permitted Maturity Payments: with respect any Material Debt, so long as no Default or Event of Default exists at the time of such payment or after giving effect thereto, payments (whether through prepayment, redemption, retirement, defeasance or acquisition) made with respect to such Material Debt that are made not earlier than 210 days prior to the Material Debt Maturity Date with respect to such Material Debt.

Material Wafer Contract: (a) that certain Wafer Supply Agreement dated as of March 2, 2009, by and among Parent, The Foundry Company, and AMD Fab Technologies US, Inc., as amended by that certain Wafer Supply Agreement Amendment No. 1 dated as of March 29, 2011, by and among Parent, GlobalFoundries, Inc., GlobalFoundries U.S. Inc., and GlobalFoundries Singapore PTE. LTD., that certain Wafer Supply Agreement Amendment No. 2 dated as of March 4, 2012, by and among Parent, GlobalFoundries Inc., GlobalFoundries U.S. Inc., Advanced Technology Investment Company LLC, and ATIC International Investment Company LLC, and that certain Wafer Supply Agreement Amendment No. 3 dated as of December 6, 2012, by and among Parent, GlobalFoundries Inc., and GlobalFoundries U.S. Inc., as amended, restated, supplemented or otherwise modified from time to time and (b) any other agreement for the supply of wafers that constitutes a Material Contract.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

OEM: any Account Debtor described or coded as an “Original Equipment Manufacturer” or “OEM” (i.e., with an “O1” designation) on Schedule 1.1B, which Schedule 1.1B may be updated from time to time by the Borrowers by delivering such updated schedule to Agent.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Lien Waiver, Borrowing Base Certificate, Compliance Certificate, Borrower Materials, Collateral Disclosure Certificate, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any

Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Asset Disposition: as long as no Event of Default exists, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business so long as all Net Proceeds of such disposition are remitted to a Subject Account; (b) a disposition of Equipment or other Property which is not Collateral; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business so long as all Net Proceeds of such disposition are remitted to a Subject Account; (d) termination of a lease of real or personal Property that could not reasonably be expected to have a Material Adverse Effect; or (e) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) pursuant to agreements existing on the Closing Date (including the Specified Sale/Leaseback LCs) or on the commencement of a Domestic Cash Trigger Period, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment, sale of Inventory, license of Intellectual Property or otherwise in the Ordinary Course of Business, in each case, permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $25,000,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of any Borrower that is unsecured or secured only by a Purchase Money Lien.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 14.3.3.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC or other Applicable Law.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Reimbursement Date: as defined in Section 2.3.2.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been Paid in Full, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Restricted Investment: any Investment by a Borrower consummated during a Domestic Cash Trigger Period or which consummation will result in the commencement of a Domestic Cash Trigger Period, other than (a) Investments to the extent existing at the beginning of a Domestic Cash Trigger Period; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Investments by a Borrower in another Borrower; (e) Investments made in Subsidiaries; provided that (i) if at the time of such Investment the amount of Domestic Cash is less than $250,000,000 in the aggregate then the Borrowers shall provide Agent at least one (1) Business Day’s prior written notice of such Investment describing the nature and amount of such Investment and (ii) the amount of Investments made pursuant to this clause (e) when Domestic Cash is less than $250,000,000 in the aggregate shall not exceed $50,000,000 in the aggregate during the term of this Agreement; and (f) other Investments so long as the amount of such Investments made pursuant to this clause (f) during a Domestic Cash Trigger Period shall not exceed $10,000,000 in the aggregate per Fiscal Year.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1A, as hereafter modified pursuant to Section 2.2 an Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Termination Date: November 12, 2018.

Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Control Agreements, Specified Account Assignments and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Account Assignments: assignments or notices of assignments, in form and substance satisfactory to Agent, executed by a Borrower in favor of Agent with respect to Accounts of the Borrowers owing from time to time by Account Debtors located in Taiwan.

Specified Escrow Account: an escrow account maintained with the Agent over which the Agent has sole and exclusive (i.e., the Borrowers have no withdrawal rights) control at all times during the 120-day period immediately prior to and including (a) any Material Debt Maturity Date or (b) any date for any scheduled amortization payments with respect to Material Debt, as applicable.

Specified Jurisdictions: the (a) United States, Canada, Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden, United Kingdom, Denmark, Norway, Switzerland, Hong Kong, Singapore, Australia, New Zealand, Japan and Taiwan, and (b) such other jurisdictions approved by Agent in its discretion with respect to which a United States parent company of the applicable Account Debtor has guaranteed the payment of the Accounts owing by such Account Debtor.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Specified Sale/Leaseback LCs: the letters of credit issued by Bank of America in connection with sale leaseback transactions for the Borrowers, as identified on Schedule 1.1E of the Credit Agreement.

Specified Supplier Agreement: (a) that certain Supplier Agreement dated as of January 1, 2012, by and among Advanced Micro Devices Malaysia LTD., Parent, AMDISS, ATI Technologies ULC, and ATI Technologies (L) Inc., (b) that certain Consignment, Services, and Sales Agreement with an invoicing effective date as of November 22, 2004, by and between Parent and AMD Technologies (China) Co., Ltd., and (c) that certain Consignment and Services Agreement with an effective date as of January 1, 2003, by and between Parent and Advanced Micro Devices Export SDN. BHD., in each case, as amended, restated, supplemented, replaced, or otherwise modified from time to time.

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance, whether or not then effective, that is provided by the terms of the Letter of Credit.

Subject Account: each Deposit Account of any Borrower that is maintained in the United States of America as a collection account into which any proceeds of Collateral are deposited.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations on subordination terms satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Subsidiary Inventory Agreement: an agreement between the Borrowers, on the one hand, and one or more of their Subsidiaries, on the other hand, in the form attached hereto as Exhibit C-1 or Exhibit C-2, as appropriate, or otherwise in form and substance satisfactory to Agent.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Accounts: the aggregate amount of all Accounts owing to the Borrowers.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

2015 Notes: the convertible senior notes issued under the indenture referred to in clause (a) of the definition of “Indenture” herein.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate equal to (a) 0.50%, if average daily Revolver Usage was 50% or less of the Revolver Commitments during the preceding calendar month, or (b) 0.375%, if average daily Revolver Usage was more than 50% of the Revolver Commitments during such month.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Parent’s certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Chattel Paper,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to Borrowers’ (or either of their) “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5. Currency Equivalents.

1.5.1. Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.5.2. Judgments. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).

SECTION 2.	CREDIT FACILITIES

2.1. Revolver Commitment.

2.1.1. Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans in Dollars to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2. Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loan(s).

2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt, including purchasing such Debt (so long as such purchased Debt is immediately cancelled); (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or the proceeds of any Loan, nor use, lend, contribute or otherwise make available any Letter of Credit or proceeds of any Loan to any Subsidiary, joint venture partner or other Person, (x) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of Sanctions; (y) in any manner that will result in a violation of Sanctions by any Person (including any Secured Party or other individual or entity participating in the transaction); or (z) in violation of any Anti-Corruption Law.

2.1.4. Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Commitment Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 90 days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a ratable basis for all Lenders, upon at least 30 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $25,000,000, or an increment of $10,000,000 in excess thereof.

2.1.5. Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $50,000,000; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance is not increased by more than $50,000,000 and does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Anything in Section 2.1.5 and 2.1.6 to the contrary notwithstanding, the Agent may not require Lenders to honor requests for Overadvance Loans or make any Protective Advance, if the making of such Overadvance Loans or Protective Advances would cause the aggregate outstanding amount of all Overadvance Loans and Protective Advances to exceed $50,000,000.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Revolver Loans (“Protective

Advances”) (a) up to an aggregate amount of $10,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2. Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $25,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (b) increases under this Section do not exceed $200,000,000 in the aggregate and no more than five increases are made, (c) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, and (d) the requested increase does not cause the Commitments to exceed any applicable cap under any Subordinated Debt agreement or any Material Debt. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.

2.3. Letter of Credit Facility.

2.3.1. Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that any LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion. Upon the release by Bank of America (in its capacity as the issuer of the Existing Letters of Credit) of the cash collateral securing an Existing Letter of Credit, such Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes under the Loan Documents.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.3.3. Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding Letters of Credit. Borrowers shall, at Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4. Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

SECTION 3.	INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 1 month if not specified). If, upon the expiration of any Interest Period for any LIBOR Loan, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such Loan into a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrower Agent shall select an interest period (“Interest Period”) to apply, which interest period shall be 1 month, 2 months, 3 months, or six months (if available from all Lenders); provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans.

3.2. Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3. Fee Letters. Borrowers shall pay all fees set forth in the Fee Letter and any fee letter executed in connection with this Agreement.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request for a Loan, (a) Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (b) Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent (upon instruction by Required Lenders) withdraws the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2. Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3. Mandatory Costs. If, as a result of any Change in Law, any Lender or Issuing Bank incurs Mandatory Costs attributable to any Obligation, Borrowers shall pay such Mandatory Costs to it from time to time and the payment amount shall be expressed as a percentage rate per annum on the applicable Obligation.

3.7.4. LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.7.5. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice under Section 3.5, or reduce amounts payable pursuant to Sections 3.7 or 5.9, as the case may be, in the future; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss, expense or fee arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, each Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.	LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 1 month if not specified).

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2. Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. at least two Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) To fulfill any request for a Base Rate Revolver Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $50,000,000. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below.

(b) Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4. Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of

Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding the Commitments and Loans of a Defaulting Lender from the calculation of such shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2. Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3. Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document, and no Lender shall be responsible for default by another Lender.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $10,000,000 plus an increment of $1,000,000 in excess thereof. No more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates Parent (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5. One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination; Survival. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations. All representations and warranties made by any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the making of any Loans or the issuance of Letters of Credit and shall continue in full force and effect until Full Payment.

SECTION 5.	PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Commitment Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. During a Cash Dominion Period, if any Asset Disposition includes the disposition of Accounts, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and (b) the reduction in Borrowing Base resulting from the disposition.

5.3. Intentionally Omitted.

5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6. Application and Allocation of Payments.

5.6.1. Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion.

5.6.2. Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, to all amounts (other than contingent obligations with respect to undrawn Letters of Credit) owing to Issuing Bank solely in its capacity as Issuing Bank;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to Cash Collateralize all LC Obligations;

(g) seventh, to all Loans and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Bank Product Reserves existing therefor;

(h) eighth, to all other Secured Bank Product Obligations; and

(i) last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7. Application of Payments. During each Cash Dominion Period, the ledger balance in each Subject Account shall be (and Agent may cause such Subject Accounts to be) swept to the main Dominion Account as of the end of each Business Day, and the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.8. Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b) If Agent or any Obligor is required by Applicable Law to withhold or deduct Taxes from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (ii) to the extent such Tax is an Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2. Payment of Other Taxes. Without limiting the foregoing, Borrowers shall pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, promptly reimburse Agent for payment of, any Other Taxes.

5.9.3. Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required under Sections 13.2.3 and 13.3.4, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Agent and Obligors under this paragraph (b).

5.9.4. Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.

5.9.5. Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6. Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10. Lender Tax Information.

5.10.1. Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2. Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3. Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its legal inability to do so.

5.11. Nature and Extent of Each Borrower’s Liability.

5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.11.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6.	CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received (i) acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral (provided that Borrowers shall not be required to cause perfection of Agent’s lien in any jurisdiction other than the United States), as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens, and (ii) Specified Account Assignments executed by the Borrowers in blank.

(c) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower or its treasurer certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Parent and its Subsidiaries, taken as a whole, are Solvent; (ii) the representations and warranties set forth in Section 9 are true and correct in all material respects, other than any such representation and warranty that, by its terms, refers to a specific date other than the Closing Date, in which case, such representation and warranty shall be true and correct in all material respects as of such specific date; and (iii) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(d) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) Agent shall have received a written opinion of Latham & Watkins LLP, in form and substance satisfactory to Agent.

(f) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification, except where failure to qualify would not reasonably be expected to have a Material Adverse Effect.

(g) Agent shall have received (i) audited consolidated balance sheets and related statements of income, cash flows and shareholders’ equity of the Borrowers and Subsidiaries for the most recently completed Fiscal Year, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of Borrowers and Subsidiaries for each subsequent Fiscal Quarter ended at least 45 days before the Closing Date, which audited and unaudited financial statements shall be prepared in accordance with, or reconciled to, GAAP (subject to absence of footnotes and normal year-end adjustments in the case of unaudited financial statements), and (iii) financial projections evidencing the Borrowers’ ability to satisfy the financial covenants described in Section 10.3 during the term of this Agreement.

(h) Agent shall have received certificates of insurance for the insurance policies carried by Borrowers together with evidence satisfactory to Agent that Agent is named as loss payee (either through separate endorsement or through the terms of such insurance policies) with respect to Collateral, all in compliance with the Loan Documents.

(i) Agent shall have completed its business, financial and legal due diligence of Obligors with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since June 30, 2013.

(j) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(k) Agent shall have received a Borrowing Base Certificate prepared as of September 30, 2013. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $300,000,000.

(l) Agent shall have received payoff letters, termination statements, and the like (including, without limitation, cancellation of all existing letters of credit) required by the Agent in connection with the removal of any Liens (other than Permitted Liens), the repayment of debt to be repaid, or the termination of other credit facilities on the Closing Date.

(m) Agent shall have received a certificate signed by an executive officer of the Borrowers certifying that each of the applicable conditions set forth in Section 6.2 has been satisfied.

(n) Agent shall have received a liquidity forecast demonstrating adequate ability for the Borrowers to satisfy that GlobalFoundries Note on or before December 31, 2013.

(o) Agent shall have received satisfactory evidence that all consents and approvals from any Governmental Authority and third parties necessary to enter into this Agreement, incur the initial Loans hereunder, and otherwise consummate the transactions contemplated hereby on the Closing Date have been obtained.

(p) Agent shall be satisfied with Borrowers’ capital structure and that the Borrowers are adequately capitalized.

(q) Agent shall have received a certificate, in form and substance reasonably satisfactory to it, from the chief financial officer or treasurer of Parent certifying that, after giving pro forma effect to the transactions on the Closing Date, including any incurrence of Debt, that each Borrower is Solvent.

(r) Agent shall be satisfied that no action, suit, investigation, or proceeding is pending or threatened (in writing) in any court or before any arbitrator or Governmental Authority that in Agent’s judgment could reasonably be expected to have a Material Adverse Effect or otherwise be reasonably expected to materially and adversely affect the transactions contemplated by this Agreement.

(s) Agent shall have received all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering laws no later than five Business Days prior to the Closing Date.

(t) Agent shall have received copies of each Specified Supplier Agreement and the Subsidiary Inventory Agreements with respect thereto, in form and substance satisfactory to the Agent, duly executed by each of the parties thereto.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Borrower set forth in Section 9 shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied;

(d) No event shall have occurred or circumstance exist that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7.	COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Inventory;

(c) all Chattel Paper, including electronic chattel paper, related to the Collateral or necessary for the realization on Collateral;

(d) all Deposit Accounts and lockboxes maintained with Bank of America or into which the proceeds of Collateral are deposited or otherwise maintained, and all cash and other property from time to time deposited therein or otherwise credited thereto;

(e) all Documents related to the Collateral or necessary for the realization on Collateral;

(f) all General Intangibles (other than Intellectual Property) necessary for the realization upon Collateral;

(g) all Instruments evidencing Collateral or necessary for the realization on Collateral;

(h) all Supporting Obligations respecting the Collateral;

(i) all Cash Collateral;

(j) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies covering Collateral, and claims against any Person for loss, damage or destruction of any Collateral; and

(k) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the exclusion of Intellectual Property under clause (f) above, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in Intellectual Property is necessary to have a perfected security interest in the rights to payment comprising Collateral or necessary to otherwise enforce Agent’s rights and remedies with respect to Collateral arising from or associated with such Intellectual Property, then the Collateral shall automatically, and effective as of the date hereof, include such Intellectual Property but only if and only to the extent necessary to permit perfection of Agent’s Lien in such Collateral or to permit Agent to enforce its rights and remedies in such Collateral.

7.2. Lien on Subject Accounts; Cash Collateral.

7.2.1. Subject Accounts. To further secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Subject Account, including sums in any blocked, lockbox, sweep or collection account. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Subject Account maintained for such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2. Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3. Specified Account Assignments. Borrowers shall execute and deliver such Specified Account Assignments as the Agent may request from time to time. Agent agrees that it shall not deliver any such Specified Account Assignments to any Account Debtor unless an Event of Default has occurred and is continuing. If Agent delivers a Specified Account Assignment to an Account Debtor, Agent shall use commercially reasonable efforts to notify Borrowers promptly thereafter.

7.4. Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts (into which proceeds of Collateral are deposited), and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Deposit Accounts. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall exercise commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5. Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6. Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments, assignments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement, provided that Borrowers shall not be required to cause perfection of Agent’s lien in any jurisdiction other than the United States. Each Borrower authorizes Agent to file any financing statement covering the Collateral, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8.	COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. By the 15th day of each Fiscal Month, or if such day is not a Business Day, on the following Business Day (or more frequently as Agent may request during a Domestic Cash Trigger Period), Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous Fiscal Month (or as of the close of business of a more recent date as Agent may request during a Domestic Cash Trigger Period). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Senior Officer or treasurer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account, Subject Accounts or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2. Accounts.

8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 15th day of each Fiscal Month (or more frequently as Agent may request during a Domestic Cash Trigger Period), a detailed aged trial balance of all Accounts as of the end of the preceding Fiscal Month (or as of the close of business of a more recent date as Agent may request during a Domestic Cash Trigger Period), specifying each Account’s Account Debtor name and address, Account Debtor type (e.g., Distributor or OEM), amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, “GL reserve” and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.

8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Establishment and Maintenance of Subject Accounts and Dominion Account. Borrowers shall maintain Subject Accounts and Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Subject to Section 10.1.9, Borrowers shall obtain a Control Agreement (in form and substance satisfactory to Agent) from each Subject Account bank and Dominion Account bank, establishing Agent’s control over and Lien in the Subject Account or Dominion Account, and allowing Agent during a Cash Dominion Period to require immediate deposit of all remittances received in each Subject Account to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Subject Account is not maintained with Bank of America, Agent may at any time during a Cash Dominion Period require transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any Subject Account or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Subject Account (or a lockbox relating to a Subject Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Subject Account.

8.3. Inventory.

8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions.

8.3.2. Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, if (a) an Event of Default exists and (b) during such Event of Default Agent has delivered notice to the Borrowers directing that the Borrowers not do any of the foregoing.

8.3.3. Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory, if (a) an Event of Default exists and (b) during such Event of Default Agent has delivered notice to the Borrowers directing that the Borrowers not do any of the foregoing. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4. Intentionally Omitted.

8.5. Deposit Accounts. Schedule 8.5 sets forth all Subject Accounts maintained by Borrowers and all Dominion Accounts. Subject to Section 10.1.9, each Borrower shall take all actions necessary to establish Agent’s control of each such Subject Account and Dominion Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or accounts containing in the aggregate for all such accounts not more than $10,000,000 at any time or otherwise specifically approved by Agent in writing). Each Borrower shall be the sole account holder of each Subject Account and shall not allow any other Person (other than Agent) to have control over a Subject Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Subject Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6. General Provisions.

8.6.1. Location of Collateral. If an Event of Default exists, upon request by Agent, Borrowers shall provide a report to Agent listing the business locations where all tangible items of Collateral are located, other than Inventory in transit.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with an A.M. Best or S&P rating of at least A-, unless otherwise approved by Agent in its discretion) satisfactory to Agent. From time to time upon request, Borrowers shall deliver to Agent certificates of insurance evidencing the insurance coverage currently in effect. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements or policy provisions (i) that include Agent as loss payee for all insurance proceeds in excess of $10,000,000 with respect to Collateral; (ii) requiring 10 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor (subject to the terms of such policy relating to notice and payment of additional premiums) by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Upon Agent’s request during a Domestic Cash Trigger Period, each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim. If an Event of Default exists Borrowers may settle, adjust or compromise any insurance claim in excess of $10,000,000 which relates to Collateral, only with the prior consent of Agent. Agent shall endorse to Borrowers any check where Agent is loss payee that does not relate to a casualty to Collateral.

(b) Any proceeds of insurance deriving from a casualty to Collateral shall be deposited into a Subject Account.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4. Defense of Title. Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7. Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Subject Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9.	REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1. Organization and Qualification. Each Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Permitted Debt. The incurrence hereunder of the Loans, obligations with respect to Letters of Credit, and all other Obligations is not prohibited by the terms of any Indenture or Material Debt.

9.1.5. Title to Properties; Priority of Liens. Each Borrower has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in the case of Property which is Collateral free of Liens except Permitted Liens. Each Borrower has paid and discharged all lawful claims that, if unpaid, could become a Lien on Collateral, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request, subject to Borrowers’ price protection policies which have been disclosed in writing to Agent or are otherwise available to Agent upon its request therefor;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect, subject to Borrowers’ price protection policies which have been disclosed in writing to Agent or are otherwise available to Agent upon its request therefor;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except (i) discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder and (ii) extensions of due dates in the Ordinary Course of Business so long as such extensions would not result in any such Account ceasing to constitute an Eligible Account (e.g., if such extension would result in such Account being unpaid for more than 60 days after its original due date); and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened in writing or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7. Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders equity, of Parent and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Parent and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 29, 2012, there has been no change in the condition, financial or otherwise, of Parent and Subsidiaries that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower is Solvent.

9.1.8. Surety Obligations. No Borrower is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9. Taxes. Each Borrower has filed all federal and state income tax returns and other material federal, state, and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all federal and state income Taxes and all other material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.

9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11. Intellectual Property. Each Borrower owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower or any portion of its Property (including any Intellectual Property) that could reasonably be expected to have a Material Adverse Effect.

9.1.12. Governmental Approvals. Each Borrower has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13. Compliance with Laws. Each Borrower has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower under any Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, (a) no Borrower’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up; (b) no Borrower has received any Environmental Notice; and (c) no Borrower has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15. Burdensome Contracts. No Borrower is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower is party or subject to any agreement that prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened in writing against any Borrower, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower. No Borrower is in default of any order, injunction or judgment of any Governmental Authority such as could reasonably be expected to have a Material Adverse Effect.

9.1.17. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. Except to the extent the following could not reasonably be expected to have a Material Adverse Effect, (a) no Person is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract, (b) no Borrower is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, with respect to the payment of any Borrowed Money, and (c) no Material Contract (other than any Material Contract that relates to Debt) has terminated prior to its scheduled termination date.

9.1.18. ERISA.

(a) As of the Closing Date, no Obligor maintains or is otherwise subject to a defined benefit Pension Plan or Multiemployer Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as would not reasonably be expected to result in a Material Adverse Effect, each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006. No application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

9.1.19. Trade Relations. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20. Labor Relations. Except as described on Schedule 9.1.20, no Borrower is party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s employees, or, to any Borrower’s knowledge, any asserted or threatened (in writing) strikes, work stoppages or demands for collective bargaining, in each case that could reasonably be expected to have a Material Adverse Effect.

9.1.21. Payable Practices. No Borrower has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23. Margin Stock. No Borrower is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24. OFAC. No Borrower, Subsidiary or, to the knowledge of any Borrower or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. No Borrower or Subsidiary is located, organized or resident in a Designated Jurisdiction. The Borrowers have implemented and maintain in effect policies designed to cause compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their respective Subsidiaries and their respective officers and employees and, to the knowledge of the Borrowers, their respective directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower, inspect, audit and make extracts from any Borrower’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse Agent for all reasonable and documented charges, costs and expenses of Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two times per Loan Year; provided, however, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders (the documents required to be delivered pursuant to Sections 10.1.2(a), (b) and (f) shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov, provided that, upon request by Agent, Parent shall deliver a copy of such documents to Agent):

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on a consolidated basis for Parent and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer or treasurer of Borrower Agent;

(d) not later than 30 days prior to the end of each Fiscal Year, projections of Parent and Subsidiaries’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, Fiscal Quarter by Fiscal Quarter;

(e) at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(f) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Parent has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Parent files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and

(g) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3. Notices. Notify Agent in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects a Borrower: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened (in writing) material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under a Material Contract by any Person party thereto or termination of a Material Contract if such default or termination could reasonably be expected to have a Material Adverse Effect; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding (i) $50,000,000 so long as no Domestic Cash Trigger Period exists at the time of such judgment and (ii) $5,000,000 if such judgment occurs during the existence of a Domestic Cash Trigger Period; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by a Borrower or on any Property owned, leased or occupied by a Borrower; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; or (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants.

10.1.4. [Intentionally Omitted].

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority. The Borrowers will maintain in effect and enforce policies and procedures designed to cause compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with an A.M. Best or S&P rating of at least A-, unless otherwise approved by Agent in its discretion) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount consistent with past practices.

10.1.8. Primary Depository. Use Bank of America or Agent as its primary depository institution for all purposes, including the maintenance of all collection accounts including the Subject Accounts, lockbox administration, funds transfer, information reporting services and other treasury management services, provided that this section shall not be interpreted in any manner to prohibit other Credit Facilities permitted under Section 10.2.2.

10.1.9. Post-Closing Covenants. Within sixty (60) days after the Closing Date (or such later date as Agent may determine in its sole discretion), deliver executed Control Agreements over each Subject Account, in form and substance and with financial institutions, satisfactory to Agent.

10.2. Negative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall not:

10.2.1. Permitted Debt. Permit any Subsidiary that is party to any Specified Supplier Agreement or any Subsidiary Inventory Agreement to create, incur, guarantee or suffer to exist any Borrowed Money, except:

(a) Borrowed Money owed to any Borrower to the extent the loans by such Borrower in such Subsidiary were permitted to be made hereunder; and

(b) Borrowed Money in an amount not to exceed $10,000,000 for any such Subsidiary and $20,000,000 in the aggregate for all such Subsidiaries.

10.2.2. Permitted Liens.

(a) Create or suffer to exist (or permit to exist) any Lien upon (1) Accounts, Inventory, Subject Accounts, Dominion Account, or the proceeds thereof, except Permitted Liens described in clauses (i), (iii), (iv), (vii), or (ix) below; (2) any assets of any Subsidiary that is party to any Specified Supplier Agreement or any Subsidiary Inventory Agreement if such Lien secures any obligations of such Subsidiary for Borrowed Money; or (3), if a Domestic Cash Trigger Period exists or will occur as a result thereof, any of its Property (other than Accounts or Inventory or the proceeds thereof) except with respect to this clause (3) the following (collectively, “Permitted Liens”):

(i) (A) Liens in favor of Agent and (B) Liens in favor of other providers of Credit Facilities (or their representatives) so long as (1) if such Credit Facilities are secured by any Collateral, then (x) such Liens are subject to an Intercreditor Agreement and (y) Liens on any Collateral must be junior to the Liens on Collateral securing the Obligations, and (2) the aggregate principal amount of all such Debt under such Credit Facilities (including under this Agreement) at any one time outstanding does not exceed $1,500,000,000;

(ii) Purchase Money Liens securing Permitted Purchase Money Debt;

(iii) Liens for Taxes not yet due or being Properly Contested;

(iv) (A) statutory Liens (other than Liens for Taxes or imposed under ERISA) on Collateral arising in the Ordinary Course of Business, but only if (1) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (2) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary and (B) statutory Liens on Property (other than Collateral) that could not reasonably be expected to have a Material Adverse Effect;

(v) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are, to the extent relating to the Collateral, at all times junior to Agent’s Liens;

(vi) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(vii) (A) Liens on Collateral arising by virtue of a judgment or judicial order against any Borrower, or any Property of a Borrower, as long as such Liens are (1) in existence for less than 20 consecutive days or being Properly Contested, and (2) at all times junior to Agent’s Liens and (B) Liens on Property (other than Collateral) arising by virtue of a judgment or judicial order against any Borrower, or any Property of a Borrower, as long as such Liens, judgment, or judicial order could not reasonably be expected to have a Material Adverse Effect;

(viii) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(ix) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(x) other Liens securing obligations that are less than $25,000,000 in the aggregate as long as such Liens could not reasonably be expected to have a Material Adverse Effect; and

(xi) existing Liens shown on Schedule 10.2.2 or existing on the date such Domestic Cash Trigger Period began, as applicable.

(b) Permit any Material Debt (other than Purchase Money Debt) to be secured by any Property of the Borrowers unless (i) with respect to Material Debt that is secured in whole or in part by any Collateral, (A) the Borrowers shall have provided Agent at least thirty (30) days written notice prior to such Material Debt becoming so secured and (B) such Material Debt is subject to an Intercreditor Agreement, and (ii) with respect to Material Debt that is secured by Property (other than Collateral), (A) the Borrowers shall have provided Agent at least thirty (30) days written notice prior to such Material Debt becoming so secured and (B) if required by Agent in its reasonable discretion, the holders of such Material Debt (or their representatives) shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, granting Agent access rights to any Collateral that may from time to time come into the possession or control of such holders (or their representatives) or to any location securing such Material Debt where any such Collateral may be located from time to time.

10.2.3. Amendments to Subordinated Debt; Material Debt; Subsidiary Inventory Agreements.

(a) Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such amendment, supplement, or modification (a) increases the principal balance of such Debt, increases any required payment of principal, or increases any required payment of interest in an amount greater than 500 basis points; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases or adds any material periodic fees or charges; or (e) modifies any covenant in a manner or adds any representation, covenant or default that in any such case is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders.

(b) Amend, supplement or otherwise modify any agreement or instrument in respect of Material Debt if such amendment, supplement, or modification results in the Obligations not constituting permitted indebtedness thereunder, results in the Liens securing the Obligations not constituting permitted liens thereunder, or otherwise prohibits any Borrower from performing its obligations under the Loan Documents.

(c) Amend, supplement or otherwise modify, directly or indirectly, any Subsidiary Inventory Agreement or the terms thereof without the prior written consent of Agent.

10.2.4. Distributions; Upstream Payments. As to Parent, declare or make any Distributions if a Domestic Cash Trigger Period exists or will occur as a result thereof; or if a Domestic Cash Trigger Period exists, create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under Applicable Law or in effect on the Closing Date.

10.2.5. Restricted Investments. Make any Restricted Investment.

10.2.6. Disposition of Assets. (a) make any Asset Disposition if a Domestic Cash Trigger Period exists or will occur as a result thereof, except a Permitted Asset Disposition, a transfer of Property by a Borrower to a Borrower, or a transfer of Property (other than Collateral, except as permitted by clause (c) below) by a Borrower to a Subsidiary, (b) sell, factor, securitize, or otherwise transfer Accounts or any Borrower’s rights therein, or enter into any arrangement to do the foregoing, other than the granting of Liens or other transfers to the Agent pursuant to the Loan Documents, or (c) sell or otherwise transfer Inventory or any Borrower’s rights therein, or enter into any arrangement to do the foregoing, other than (i) the granting of Liens or other transfers to the Agent pursuant to the Loan Documents, (ii) the granting of Liens permitted by Section 10.2.2(a)(i), (iii) the sale, assignment or other transfer of Inventory to customers in the Ordinary Course of Business, and (iv) the sale or transfer of Inventory to Subsidiaries of Parent in the Ordinary Course of Business so long as such Subsidiary is party to, and such Inventory is subject to, a Subsidiary Inventory Agreement.

10.2.7. Loans. Make any loans or other advances of money to any Person if a Domestic Cash Trigger Period exists or will occur as a result thereof, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower; and (e) in connection with Investments not prohibited by Section 10.2.5.

10.2.8. Restrictions on Payment of Certain Debt. If a Domestic Cash Trigger Period exists or will occur as a result thereof, make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer or treasurer of Parent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than (i) the Obligations, (ii) with respect to Material Debt Permitted Maturity Payments, or (iii) refinancings made solely with proceeds from other Debt permitted to be incurred hereunder) prior to its due date under the agreements evidencing such Debt as in effect at the beginning of a Domestic Cash Trigger Period (or as amended thereafter with the consent of Agent).

10.2.9. Fundamental Changes. Change its name or conduct business under any fictitious name, change its tax, charter or other organizational identification number, or change its form or state of organization, in each case without having provided Agent at least 30 days’ prior written notice and without having taken all actions reasonably requested by Agent to protect its Liens in the Collateral; liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary into a Borrower, or mergers or consolidations where a Borrower is the surviving entity.

10.2.10. Accounts. Create or otherwise permit any Account owed to a Borrower (a) to be evidenced by invoices that are by their terms governed by any Applicable Laws, other than the Applicable Laws of the United States of America or any state thereof, (b) that is not evidenced by an invoice, (c) to be denominated or otherwise payable in any currency, other than Dollars, (d) to be payable to any Person, other than the Borrowers or Agent, or (e) to be payable to any location, other than to a Dominion Account or to a Subject Account that, subject to Section 10.1.9, is subject to a Deposit Account Control Agreement.

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner which would have a Material Adverse Effect.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year, without 30 days prior written notice to Agent.

10.2.14. Restrictive Agreements. Become, or permit any Subsidiary to become, a party to any agreement that (a) prohibits the execution, delivery or performance of any Loan Document by an Obligor or (b) restricts the rights of any Subsidiary of any Borrower to declare or make Distributions other than, with respect to this clause (b), as set forth on Schedule 10.2.14.

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate if a Domestic Cash Trigger Period exists or will occur as a result thereof, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers; (e) transactions with Affiliates that were consummated prior to the Closing Date or prior to the beginning of the Domestic Cash Trigger Period; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date if becoming party to such plan would reasonably be expected to have a Material Adverse Effect.

10.2.19. Material Debt Maturity. On any date during the term of this Agreement (each such date, a “Reference Date”), permit any Material Debt Maturity Date with respect to any Material Debt to be less than or equal to 120 calendar days after such Reference Date, unless prior to such Reference Date the Borrowers shall have done one or more of the following: (a) repaid in full all principal, interest, fees, and other obligations outstanding with respect to such Material Debt and terminated all of their respective obligations under the documents governing such Material Debt (other than contingent obligations which expressly survive such termination), (b) defeased in full, in accordance with the documents governing such Material Debt, all principal, interest, fees, and other obligations with respect to such Material Debt, or (c) deposited or caused to be deposited into a Specified Escrow Account cash in an amount not less than the amount necessary to repay in full all principal, interest, fees, and other obligations that will be due and payable on such Material Debt Maturity Date, on terms and condition satisfactory to the Agent, which terms and conditions shall include, among other things, that the funds on deposit in the Specified Escrow Account must be maintained at all times in the Specified Escrow Account until either (i) the Agent is directed by the Borrowers to release such funds for the purposes of repaying all principal, interest, fees, and other obligations outstanding with respect to such Material Debt or (ii) upon the Material Debt Maturity Date with respect to such Material Debt, the Agent elects to release such funds for the purposes of repaying all principal, interest, fees, and other obligations outstanding with respect to such Material Debt and, in the case of (i) and (ii), the Agent shall pay the holders of such Material Debt or their representatives directly.

10.3. Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1. Minimum EBITDA. Until but not including the Financial Covenant Change Date, upon the occurrence and during the continuance of a Domestic Cash Trigger Period, as of the last day of the most recent Fiscal Quarter for which financial statements were, or were required to be, delivered hereunder before the beginning of such Domestic Cash Trigger Period and as of the last day of each Fiscal Quarter ending thereafter, maintain Adjusted EBITDA at least (a) for the Fiscal Quarter ending on or about September 28, 2013, $140,000,000 for such Fiscal Quarter and (b) for the Fiscal Quarter ending on or about December 28, 2013, $150,000,000 for such Fiscal Quarter.

10.3.2. Fixed Charge Coverage Ratio. Beginning on and including the Financial Covenant Change Date, upon the occurrence and during the continuance of a Domestic Cash Trigger Period, as of the last day of the most recent Fiscal Quarter for which financial statements were, or were required to be, delivered hereunder before the beginning of such Domestic Cash Trigger Period and as of the last day of each Fiscal Quarter ending thereafter, maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0.

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise); provided, however, that such Borrower shall have up to 5 Business Days to cure such failure to pay payments other than for principal and interest;

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fail to perform any covenant contained in Section 2.1.3, 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.5, 8.6.2, 10.1.1, 10.1.2, 10.1.3(d), 10.1.9, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) [Intentionally Omitted.]

(f) Any breach or default of a Borrower occurs or exists under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $50,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against a Borrower in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Borrowers, $50,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs during a Domestic Cash Trigger Period with respect to any Collateral if the amount not covered by insurance exceeds $50,000,000 or a Domestic Cash Trigger Period occurs as a result of such event;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 45 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Borrower to a Pension Plan, Multiemployer Plan or PBGC such as would have a Material Adverse Effect, or that could reasonably be expected to result in appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; a Borrower or ERISA Affiliate fails to pay when due, after expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan that would reasonably be expected to have a Material Adverse Effect;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m) All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Obligor or any Affiliate thereof, or by any Governmental Authority having jurisdiction over any Obligor or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Obligor or any Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document;

(n) This Agreement or any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of Agent, for the benefit of the Secured Parties, on any Collateral purported to be covered hereby or thereby; or

(o) A Change of Control occurs.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or other Applicable Laws. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable; or (v) deliver notices and Specified Account Assignments to Account Debtors. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3. License. Agent and any Person acting on behalf of Agent is hereby granted an irrevocable, non-exclusive license or other right to use (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, which license shall only be exercised during the existence of an Event of Default. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.	AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2. Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2. Agreements Regarding Collateral and Borrower Materials.

12.2.1. Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or

-70

controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5. Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Subject Account or a Dominion Account without Agent’s prior consent.

12.6. Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT

NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor to replace the resigning Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent’s resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. On the effective date of its resignation, the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2. Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10. Remittance of Payments and Collections.

12.10.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. on a Business Day, payment shall be made by Lender not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2. Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3. Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11. Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders”

or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12. Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Arranger,” “Bookrunner” or “Agent” of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Obligor or substantially all Collateral.

13.2.3. Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or other relevant provisions of Applicable Law.

13.2.4. Benefit of Setoff. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $25,000,000 (unless otherwise agreed by Agent in its reasonable discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $25,000,000 (unless otherwise agreed by Agent in its reasonable discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3. Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4. Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4. Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days notice to such Lender, require it to assign its rights (other than its existing rights to payments pursuant to Section 3.7 or 5.9) and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment. In the case of any such assignment resulting from a claim for compensation under Section 3.7 or payments required to be made pursuant to Section 5.9, such assignment must be expected to result in a reduction in such compensation or payments thereafter.

SECTION 14.	MISCELLANEOUS

14.1. Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that:

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of (x) Borrowing Base or Accounts Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability (for the avoidance of doubt, the exercise of Agent’s rights that are expressly set forth in such definitions shall not be limited by this clause (ii)(x)), (y) Pro Rata or (z) Required Lenders; (iii) release all or substantially all Collateral; or (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2, unless such modification would not affect the amount paid to such Secured Bank Product Provider.

14.1.2. Limitations. The agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3. Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. Any Indemnitee shall reimburse any amount paid by either Borrower to such Indemnitee prior to a judicial determination of any matter allegedly giving rise to such Borrower’s obligation under this Section if it is determined in a final non-appealable judgment by a court of competent jurisdiction that such Indemnitee is not entitled to such payment. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

14.3. Notices and Communications.

14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3. Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform, and Obligors and Secured Parties acknowledge that “public” information is not segregated from material non-public information on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Secured Parties acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform or over the internet.

14.3.4. Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

14.4. Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8. Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

14.9. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their

Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12. Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13. Certifications Regarding Indentures and Material Debt. Borrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates any Indenture or any document governing Material Debt. Borrowers further certify that the Commitments and Obligations constitute a “Credit Facility” and “Permitted Debt” or similar designation under the Indentures and all other documents governing Material Debt, as applicable. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute “Credit Facility” and “Permitted Debt” or similar designation under the applicable Indentures or documents governing Material Debt at such time.

14.14. GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15. Consent to Forum.

14.15.1. Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES COUNTY, CALIFORNIA, IN ANY PROCEEDING OR, DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2. Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3. Judicial Reference. If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in such case (whether fact or law) and to report a statement of decision. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to resort to judicial reference. At Agent’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.16. Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17. Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.18. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

ADVANCED MICRO DEVICES, INC., a Delaware corporation

By:	/s/ Devinder Kumar
Title:	Devinder Kumar
CFO and Senior Vice President

AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation

By:	/s/ Devinder Kumar
Title:	Devinder Kumar
Chief Financial Officer

Addresses applicable to both Borrowers:

Notices Generally:

Advanced Micro Devices, Inc. One AMD Place, M/S 68 Sunnyvale, CA 94088 Attention: AMD Law Department Tel: 1-800-538-8450 Fax: 408-774-7002

With a copv to:

Advanced Micro Devices, Inc. 7171 Southwest Parkway Austin, TX 78735 Attention: Grant Nicholson, Treasurer Tel: 512-602-1900 Fax: 512-602-6820

Additionally, for Service of Process Under §14.15.1:

7171 Southwest Parkway, M/S 100 Austin, TX 78735 Attention: General Counsel Tel: 512-602-7453 Fax: 512-602-0148

[AMD - LOAN AND SECURITY AGREEMENT]

AGENT AND LENDER:

BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Ron Bornstein
Title:	President
Address:

Mail Code: CA9-193-13-33
333 S. Hope St., 13th Floor
Los Angeles, CA 90071
Attn: Ron Bornstein
Telecopy: (213) 345-4333

LENDER:

BARCLAYS BANK PLC,
as a Lender

By:	/s/ David Barton
Title:	Director
Address:
745 7th Avenue, 27th Floor
New York, NY 10019
	Attn:	Nicholas Versandi
	Telecopy:	(646) 758-5246

[AMD - LOAN AND SECURITY AGREEMENT]

LENDER:

CAPITAL ONE BUSINESS CREDIT CORP., as a Lender

By:	/s/ Ron Walker
Title:	Senior Vice President
Address:
275 Broadhollow Road Melville, NY 11747
	Attn:	Jose Gutierrez
	Telecopy:	(800) 986-0331

[AMD - LOAN AND SECURITY AGREEMENT]

LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Anca Trifan
Title:	Managing Director

By:	/s/ Peter Cucchiara
Title:	Vice President

Address:
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
	Attn:	Yawar Habib
	Telecopy:	(866) 240-3622

[AMD - LOAN AND SECURITY AGREEMENT]

LENDER:

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ John Kowalczuk
Title:	Executive Director
Address:
Prestige Tech Park, Floor 4 Sarjapur Outer Ring Rd, Vathur Hobli Bangalore, India 560 087 Attn: Ashok Eshwaran Telephone: (+91 - 80) 667 61709 Fax: 201-244-3885

[AMD - LOAN AND SECURITY AGREEMENT]

LENDER:

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Michael King
Title:	Vice President
Address:
1300 Thames Street Wharf, 4th Floor
Baltimore, MD 21231
	Attn:	Morgan Stanley Loan Servicing
	Telecopy:	(718) 233-2140

[AMD - LOAN AND SECURITY AGREEMENT]

LENDER:

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Craig T. Sheetz
Title:	Vice President
Address:
1600 Market Street, 31st Floor
Philadelphia, PA 19103
	Attn:	Craig T. Sheetz
	Telecopy:	(215) 585-4771

[AMD - LOAN AND SECURITY AGREEMENT]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ S.N. Thomas, III
Title:	Director
Address:
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404

Attn:	Kevin Fong
Telecopy:	(866) 349-8858

[AMD - LOAN AND SECURITY AGREEMENT]